Exhibit 7.6

Loan No. 950114782

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (the “Pledge Agreement”) is made and dated as of January 3, 2005, by and between WILLIAM LYON, an individual, WILLA DEAN LYON, an individual and WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST (the “Trust”) (collectively referred to as the “Pledgors”), and FREMONT INVESTMENT & LOAN (“Secured Party”).

RECITALS

A. The Pledgors, as Borrower, and the Secured Party have entered into that certain Loan and Security Agreement dated as of even date herewith in connection with a Loan in the required principal amount of Twenty-Seven Million Five Hundred Fifty Thousand Dollars ($27,550,000) (as the same may hereafter be amended, modified, extended or renewed, the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Agreement.

B. As a condition precedent to the Secured Party’s obligations to extend credit under the Agreement and as security for the payment and performance of Pledgors’ obligations to the Secured Party under the Agreement, the Secured Party has required that Pledgors enter into this Pledge Agreement as hereinafter set forth.

C. It is the intent of each Pledgor to pledge and to grant to Secured Party and to create a security interest in certain of its property, as hereinafter provided.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Grant of Security Interest. Pledgors hereby pledge and grant to the Secured Party a security interest in the property described in Paragraph 2 below (collectively and severally, the “Collateral”) to secure payment and performance of the obligations of Pledgors to Secured Party described in paragraph 3 below (collectively and severally, the “Obligations”).

2. Collateral. The Collateral shall consist of the following:

A. Those shares of common stock of William Lyon Homes, owned by Pledgors and more specifically described in Exhibit A hereto, and any other shares from time to time delivered to the Secured Party as security for the Obligations owed to Secured Party, together with all new, substituted and additional securities at any time issued with respect thereto (collectively and severally, the “Pledged Shares”);

B. All now existing and hereafter arising rights of the holder of Pledged Shares with respect thereto, including, without limitation, all voting rights and all rights to cash and noncash dividends and other distributions on account thereof;

C. All now existing and hereafter acquired books and records relating to the foregoing Collateral and all equipment containing such books and records; and

D. All proceeds of the foregoing Collateral. For purposes of this Pledge Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary.

3. Obligations. The Obligations of Pledgors secured by this Pledge Agreement shall consist of any and all debts, obligations and liabilities of Pledgors to Secured Party arising out of, connected with or related to the Agreement, the Note issued to Secured Party and this Pledge Agreement and all other Loan Documents, and all amendments or extensions or renewals of the Loan Documents, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time or extinguished and later increased, created or incurred and including, without limitation of the foregoing, all Loan Obligations.

4. Representations and Warranties. Pledgors hereby represent and warrant to Secured Party that (a) this Pledge Agreement grants to Secured Party a valid, first priority perfected and enforceable Lien on the Collateral, subject to no Liens; (b) all information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Pledgors with respect to the Collateral is accurate and complete; (c) Pledgors are the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Pledgors acquire rights in the Collateral, will be the owner thereof) and that no other person has (or, in the case of after-acquired Collateral, at the time Pledgors acquire rights therein, will have) any right, title, claim or interest (by way of security interest or other Lien or charge or otherwise) in, against or to the Collateral; (d) Pledgors are (or, in the case of after-acquired Collateral, at the time Pledgors acquire rights therein, will be) the record and beneficial owner of, and have good and marketable title to the Pledged Shares; (e) there are no outstanding options, warrants or other agreements with respect to the Pledged Shares; and (f) the Pledged Shares owned by the Pledgors on the date hereto have been validly issued and are fully paid and nonassessable.

5. Covenants of Pledgor. Pledgors hereby agree (a) to do all acts that may be necessary to maintain, preserve and protect the Collateral; (b) not to use or permit any Collateral to be used unlawfully or in violation of any provision of the Loan Documents, or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral; (c) to pay promptly when due all taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting any Collateral; (d) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its security interest hereunder and the priority thereof; (e) to appear in and defend any action or proceeding which may affect their title to or Secured Party’s interest in the Collateral; (f) to keep accurate and complete records of the Collateral and to provide Secured Party with such records and such other reports and information relating to the Collateral as Secured Party may reasonably request from time to time; (g) not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein except for transfers from one Borrower to another Borrower or, provided that Guarantor shall have theretofore executed and delivered a pledge agreement in the form of this Pledge Agreement to Secured Party, for any transfers from any Borrower to Guarantor, or except as hereinafter provided, and, to keep the Collateral free of all levies and security interests or other liens or charges except those approved in writing by Secured Party; (h) to account fully for and promptly deliver to Secured Party, in the form received, all documents, instruments and agreements, including, without limitation, stock certificates, constituting Collateral hereunder and appropriate stock transfer powers endorsed in blank or to Secured Party; and (i) to account fully for and to promptly deliver to Secured Party all proceeds of the Collateral received, endorsed to Secured Party as appropriate, and until so delivered all proceeds shall be held by Pledgors in trust for Secured Party, separate from all other property of Pledgors and identified as the property of Secured Party.

6. Authorized Action by Lender. Each Pledgor hereby irrevocably appoint Secured Party as its attorney-in-fact to do (but Secured Party shall not be obligated to and shall incur no liability to Pledgors or any third party for failure so to do), at any time and from time to time, any act which such Pledgor is obligated by this Pledge Agreement to do, and, after the occurrence of any Event of Default, to exercise such rights and powers as such Pledgor might exercise with respect to the Collateral, including, without limitation, the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) insure, process and preserve the Collateral; (d) transfer the Collateral to its own or its nominee’s name; and (e) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral. Pledgors agree to reimburse Secured Party upon demand for any costs and expenses, including, without limitation, attorneys’ fees, Secured Party may incur while acting as attorney-in-fact of any Pledgor hereunder, all of which costs and expenses are included in the Obligations secured hereby. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party’s possession; provided, however, that Secured Party shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral.

7. Administration of the Pledged Shares. In addition to any provisions of this Pledge Agreement which govern the administration of the Collateral generally, the following provisions shall govern the administration of the Pledged Shares:

A. Until there shall have occurred and be continuing an Event of Default and the Secured Party shall have notified the Pledgors as set forth below, the Pledgors shall be entitled-to vote or consent with respect to the Pledged Shares in any manner not inconsistent with this Pledge Agreement or any document or instrument delivered or to be delivered pursuant to or in connection with any thereof. If there shall have occurred and be continuing an Event of Default and Secured Party shall have notified Pledgors that Secured Party desires to exercise its proxy rights with respect to all or a portion of the Pledged Shares, each Pledgor hereby grant to Secured Party an irrevocable proxy for the Pledged Shares pursuant to which proxy the Secured Party shall be entitled to vote or consent, in its discretion, and in such event each Pledgor agrees to deliver to Custodial Agent or Secured Party, as applicable, such further evidence of the grant of such proxy as Secured Party may request. Nothing herein shall be deemed to restrict in any manner any Pledgor’s voting or other rights with respect to shares of stock of the Company other than the Pledged Shares.

B. Until there shall have occurred and be continuing an Event of Default, Pledgors shall be entitled to receive all dividends paid with respect to the Pledged Shares. Upon the occurrence and during the continuance of an Event of Default, all such dividends paid with respect to the Pledged Shares shall be paid directly to Secured Party. In connection with such payments to the Secured Party, Pledgors will execute the direct-pay letter (the “Direct-Pay Letter”) attached hereto as Exhibit B and shall hold in trust for Secured Party all such payments from time to time received by it after the occurrence and during the continuance of an Event of Default. The Secured Party shall be entitled after the occurrence and during the continuance of an Event of Default to deliver the Direct-Pay Letter to the issuer of the Pledged Shares.

C. In the event that at any time or from time to time after the date hereof, Pledgors, as record and beneficial owner of the Pledged Shares, shall receive or shall become entitled to receive, any dividend or any other distribution whether in securities or property by way of stock split, spinoff, split-up or reclassification, combination of shares or the like, or in case of any reorganization, consolidation or merger, and each Pledgor, as record and beneficial owner of its respective Pledged Shares, shall thereby be entitled to receive securities or property in respect of such Pledged Shares, then and in each such case, Pledgors shall deliver to Secured Party all such securities or property as part of the Pledged Shares as security for the payment and performance of the Obligations; provided, however, that until there shall have occurred an Event of Default, each Pledgor shall be entitled to retain any cash dividends paid on account of its Pledged Shares.

D. Upon the occurrence of an Event of Default, Secured Party is authorized to sell the Pledged Shares. Pledgors acknowledge that Secured Party may dispose of the Pledged Shares in any lawful and commercially reasonable manner. Pledgors covenant to cooperate fully with Secured Party in connection with its efforts to sell the Pledged Shares including, without limitation, by taking all steps necessary for removal of any restrictive legends on the Pledged Shares stock certificates, to the extent permitted by applicable law, by providing information to Secured Party relating thereto, executing any documents which Secured Party deems necessary or advisable in connection therewith and taking such other actions as Secured Party deems reasonably necessary to effect such sale. In the event that Secured Party elects to sell the Pledged Shares in a private sale, it may, if it deems it advisable to do so, restrict the prospective bidders or purchasers to persons or entities who (1) will represent and agree that they are purchasing for their own account, for investment, and not with a view to the distribution or sale of any of the Pledged Shares; and (2) satisfy the offeree and purchaser requirements for a valid private placement transaction under Section 4(1) and/or 4(2) of the Act, and under Securities and Exchange Commission Release Nos. 33-6383; 34-18524; 35-22407; 39-700; IC-12264; AS-306, or under any similar statute, rule or regulation. Pledgors agree that disposition of the Pledged Shares pursuant to any private sale made as provided above may be at prices and on other terms less favorable than if the Pledged Shares were sold at public sale, and that Secured Party has no obligation to delay the sale of any Pledged Shares for public sale under the Act. In the event that Secured Party elects to sell the Pledged Shares, or part of them, in a public sale, Pledgors shall use their best efforts to register and qualify the Pledged Shares, or applicable part thereof, under the Act and all state Blue Sky or securities laws required by the proposed terms of sale and all expenses thereof shall be payable by Pledgors, including, but not limited to, all costs of (i) registration or qualification of, under the Act or any state Blue Sky or securities laws or pursuant to any applicable rule or regulation issued pursuant thereto, any Pledged Shares, if any, and (ii) sale of such Pledged Shares, including, but not limited to, brokers’ or underwriters’ commissions, fees or discounts, accounting and legal fees, costs of printing and other expenses of transfer and sale (whether or not the sale of the Pledged Shares, or part of them, has been so registered or qualified). In connection with any sale of the Pledged Shares, Pledgors shall use their best efforts to cause the issuer of the Pledged Shares to transfer the Pledged Shares with no restrictive legends (to the extent permitted by applicable law) to any purchaser thereof without delay. Pledgors agree that a private or public sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

E. If any consent, approval or authorization of any state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Pledged Shares, or any part thereof, Pledgors will execute such applications and other instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use their best efforts to secure the same.

F. Nothing contained in this Paragraph 7 shall be deemed to limit the other obligations of Pledgors contained in the Loan Documents and the rights of Secured Party hereunder or thereunder.

8. Default and Remedies. Pledgors shall be deemed in default under this Pledge Agreement upon the occurrence of an Event of Default under the Agreement. Upon the occurrence of any Event of Default, Secured Party may, at its option and without notice to or demand on Pledgors, and in addition to all rights and remedies available to Secured Party, at law or in equity or otherwise, (1) foreclose or otherwise enforce Secured Party’s security interest in the Collateral in any manner permitted by law or provided for in this Pledge Agreement; (2) sell or otherwise dispose of the Collateral or any part thereof at one or more public or private sales at Secured Party’s place of business or any other place or places, including, without limitation, any broker’s board or securities exchange, whether or not such Collateral is presented at the place of sale, for cash or credit or future delivery on such terms and in such manner as Secured Party may determine; (3) require Pledgors to assemble the Collateral and/or books and records relating thereto and make such available to Secured Party at a place to be designated by Secured Party; (4) recover from Pledgors all costs and expenses, including, without limitation, attorneys’ fees, incurred or paid by Secured party in exercising any right, power or remedy provided by this Pledge Agreement or by law; (5) enter into property where any Collateral or books and records relating thereto are located and take possession thereto with or without judicial process; and (6) prior to the disposition of the Collateral, prepare it for disposition in any manner Secured Party deems appropriate. Upon disposition pursuant to this Pledge Agreement, Secured Party shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral or portion thereof so sold or disposed of. Each purchaser at any such sale or other disposition (including Secured Party) shall hold the Collateral free from any claim or right of whatever kind, including any equity or right of redemption of Pledgors and Pledgors specifically waive (to the extent permitted by law) all rights of redemption, stay or appraisal which they have or may have under any rule of law or statute now existing or hereafter adopted.

9. Waiver of Hearing. Pledgors expressly waive any constitutional or other right to a judicial hearing prior to the time Secured Party takes possession or disposes of the Collateral upon the occurrence of an Event of Default as provided in Paragraph 8 hereof.

10. Cumulative Rights. The rights, powers and remedies of Secured Party under this Pledge Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any statute or rule of law, or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party’s security interest in the Collateral.

11. Waiver. Any forbearance or failure or delay by Secured Party in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power or remedy of Secured Party shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Secured Party. Pledgors waive any right to require Secured Party to proceed against any person or to exhaust any Collateral or to pursue any remedy in Secured Party’s power.

12. Setoff. Pledgors agree that Secured Party may exercise its rights of setoff with respect to the Obligations in the same manner as if the Obligations were unsecured.

13. Binding Upon Successors. All rights of Secured Party under this Pledge Agreement shall inure to the benefit of its successors and assigns, and all obligations of Pledgors shall bind their heirs, successors and assigns.

14. Entire Agreement; Severability. This Pledge Agreement contains the entire security agreement between Secured Party and Pledgors and supersedes all prior agreements and understanding relating to the subject matter hereof. The obligations hereunder are absolute and unconditional. If any of the provisions of this Pledge Agreement shall be held invalid or unenforceable, this Pledge Agreement shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

15. Choice of Law. THIS PLEDGE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, AND WHERE APPLICABLE AND EXCEPT AS OTHERWISE DEFINED HEREIN, TERMS USED HEREIN SHALL HAVE THE MEANINGS GIVEN THEM IN THE CALIFORNIA UNIFORM COMMERCIAL CODE.

16. Notices. Any notice, or other document or demand, required or permitted under this Pledge Agreement or any of the other Loan Documents shall be in writing addressed to the appropriate address set forth below and shall be deemed delivered upon the earliest of (a) actual receipt, (b) the next Business Day after the date when sent by recognized overnight courier for next Business Day delivery, or (c) the second Business Day after the date when sent by certified mail, postage prepaid. Any party may, from time to time, change the address at which such written notice or other documents or demands are to be sent, by giving the other party written notice of such change in the manner hereinabove provided.

To Pledgors:	William H. Lyon
4490 Von Karman
Newport Beach, California 92660

Willa Dean Lyon
4490 Von Karman
Newport Beach, California 92660

William Harwell Lyon Separate Property Trust
4490 Von Karman
Newport Beach, California 92660

To Secured Party:	Fremont Investment & Loan
2727 E. Imperial Highway
Brea, California 92821-6713
Attention: Commercial Real Estate Asset Management
Loan No. 950114782

with a copy to:	Fremont Investment & Loan
2425 Olympic Boulevard
Third Floor
Santa Monica, California 90404
Attention: Alec G. Nedelman, Esq.
Loan No. 950114782

17. Amendment. This Pledge Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

EXECUTED as of the day and year first above written.

WILLIAM LYON, an individual /s/ WILLIAM LYON
WILLA DEAN LYON, an individual /s/ WILLA DEAN LYON
WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST

By:	/s/ RICHARD M. SHERMAN, JR., EQ
Its Trustee

LENDER:

FREMONT INVESTMENT & LOAN,
a California industrial bank

By:	/s/ [Illegible]
Its:	Vice President

S-1

EXHIBIT A

SHARES PLEDGED TO FREMONT INVESTMENT & LOAN

572,290 shares of William Lyon Homes pledged by William Lyon

289,333 shares of William Lyon Homes pledged by William Harwell Lyon Separate Property Trust

A-1

EXHIBIT B

NOTICE OF ASSIGNMENT

William Lyon Homes

4490 Von Karman

Newport Beach, California 92660

Gentlemen:

We refer to that certain Pledge Agreement dated as of December 28, 2004 (as amended or waived from time to time, the “Pledge Agreement”) between the undersigned (“Borrower”) and Fremont Investment & Loan (“Lender”).

Please be advised that, pursuant to the Pledge Agreement and in accordance with the provisions of related agreements, there has been granted a security interest to Lender as Secured Party in and to, among other things, the right to all distributions and dividends (“Dividends”) on account of the stock collateral described on Exhibit A attached hereto.

This letter is your notification of the above-described assignment and constitutes an irrevocable authority, direction and instruction for you, if instructed in writing by Lender stating that a default has occurred under the Pledge Agreement or a related document, to remit, or cause your transfer agent to remit, to Lender, at the address set forth hereinbelow, all Dividends.

After such instruction from the Lender all Dividends, notices and statements furnished to Lender pursuant hereto shall be directed to Lender as follows:

Fremont Investment & Loan

2727 E. Imperial Highway

Brea, California 92821-6713

Attention: Commercial Real Estate Asset Management

or to such other address as Lender shall from time to time direct.

Until you are notified by Lender that its security interest has been released, this Notice of Assignment is irrevocable and without right of rescission or modification without the written consent of Lender.

WILLIAM LYON, an individual
WILLA DEAN LYON, an individual

B-1

WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST

By:
Its Trustee

LENDER:

FREMONT INVESTMENT & LOAN,
a California industrial bank

By:
Its:

B-2

ACCEPTANCE AND ACKNOWLEDGMENT

The undersigned acknowledges receipt of the above Notice of Assignment and hereby consents thereto and to all of the terms and conditions thereof.

The undersigned has not heretofore received any notice of assignment, transfer, lien, security interest, encumbrance, hypothecation of the stock collateral described on Exhibit A by Borrower to any other person or entity.

This Acceptance and Acknowledgment shall be binding upon the undersigned and the affiliates, subsidiaries, and their respective successors and assigns and shall inure to the benefit of Lender and its successors and assigns. The Notice of Assignment is irrevocable and not subject to rescission or modification without Lender’s prior written consent.

Dated as of this                  , 200  .

WILLIAM LYON HOMES

By:
Title:

B-3